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UNITED STATES
SECURITIESANDEXCHANGECOMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 28, 2005

BIG SKY ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	0-28345	72-1381282
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750, 444 2nd Avenue SW Calgary AB T2P 5E9
(Address of principal executive offices)	(Zip Code)

403.234.8885
Registrant’s telephone number, including area cod

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

X    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 3 – Securities and Trading Markets

Item 3.02  Unregistered Sale of Equity Securities

On July 28, 2005, the Board of Directors of Big Sky Energy Corporation (the “Registrant”) announced an increase to its previously reported private placement.  The Registrant now proposes to issue up to 42,000,000 shares of common stock (the “Shares”) (or in the case of Canadian investors, securities that are in the form of Special Warrants convertible into Shares on the filing of a prospectus in Canada).  The Shares and Special Warrants will be offered on a best efforts basis.

The Corporation will seek approval from its shareholders to increase the authorized capital of the Registrant to permit the issuance of Shares on the exchange of the Special Warrants, and the proceeds of the Special Warrants will be held in escrow pending such approval.  The Offering is now scheduled to close on or about August 11, 2005, and is subject to, among other things, receipt of all necessary regulatory approvals.

Proceeds from the offering will be used to fund ongoing developments and exploration drilling in the pre-Caspian Basin in Kazakhstan, further expansion of the Corporation’s interests in the wider Caspian Region and for general corporate purposes.  Proceeds may also be used towards property acquisitions adjacent to the Morskoe field, the acquisition of additional production and/or producing fields, the addition of a new rig to expand drilling and exploration and the development and/or acquisition of underdeveloped fields.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE:       July 28, 2005

BIG SKY ENERGY CORPORATION

By:  /s/ Bruce H. Gaston

Name:  Bruce H. Gaston

Title:    Chief Financial Officer and Director